MOVIE GALLERY TEMPORARILY SUSPENDS
QUARTERLY CASH DIVIDEND

Company Reevaluating Dividend Policy
Due to Challenging Industry Conditions

DOTHAN, Ala., September 26, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI) today announced that its Board of Directors will not declare a quarterly cash dividend for the third quarter of 2005 due to the challenging conditions currently affecting the home video industry. Movie Gallery's Board of Directors will reevaluate the Company's dividend policy on an ongoing basis and will set any future dividends based on an evaluation of all relevant factors.

"The Board believes that it is more prudent at this time to focus on debt reduction and the working capital needs of the business. We will continue to reevaluate the Company's dividend policy and hope to reinstate a regular quarterly cash distribution as soon as conditions permit," said Joe Malugen, Chairman, President and Chief Executive Officer. "Despite the industry challenges that we are facing, we believe Movie Gallery is successfully executing on its strategic plans and we remain confident that our core movie rental business is well-positioned for continued growth and success."

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue of approximately $2.6 billion and nearly 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance and its future dividend policy may be adversely affected if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (v) unforeseen issues arise with the continued integration of the Hollywood Entertainment business; (v) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vi) consumer demand for movies and games is less than expected; (vii) the availability of movies and games is less than expected; (viii) competitive pressures are greater than anticipated; (ix) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives or (x) the effects of Hurricane Katrina and other hurricanes are greater than expected on the Company's overall operations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127

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